As filed with the Securities and Exchange
Commission on December 11, 2003.                     Registration No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              TARRANT APPAREL GROUP
             (Exact Name of Registrant as Specified in Its Charter)

           CALIFORNIA                                            95-4181026
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                         3151 EAST WASHINGTON BOULEVARD
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 780-8250
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                      GERARD GUEZ, CHIEF EXECUTIVE OFFICER
                         3151 EAST WASHINGTON BOULEVARD
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 780-8250
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   COPIES TO:
                             John J. McIlvery, Esq.
                         Stubbs Alderton & Markiles, LLP
                       15821 Ventura Boulevard, Suite 525
                            Encino, California 91436
                                 (818) 444-4500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                      Proposed     Proposed
                                      Maximum      Maximum
Title of Each Class                   Offering     Aggregate         Amount Of
   of Securities      Amount To Be    Price Per    Offering         Registration
 To Be Registered     Registered(1)   Unit(1)(2)   Price(1)(2)(3)       Fee
--------------------------------------------------------------------------------

Common Stock, no
  par value.......

Preferred Stock,
  no par value....

Warrants..........

TOTAL.............                                 $20,000,000        $1,618
================================================================================
(1) An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $20,000,000 or the equivalent thereof in one or more currencies.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3) Includes consideration to be received by the Registrant for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION - DECEMBER 11, 2003

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                         $20,000,000

                              TARRANT APPAREL GROUP

                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS

                                   ----------

         This prospectus relates to common stock, preferred stock and warrants for equity securities which we may sell from time to time in one or more offerings up to an aggregate initial public offering price of $20,000,000. We will provide specific terms of these sales in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

         We currently have an effective registration statement on Form S-3 (File No. 333-110090) relating to the offer and sale of up to 11,423,052 shares of our common stock by the selling shareholders named in the prospectus included in that registration statement. The offer and sale by Tarrant of the securities described in this prospectus and any prospectus supplement is not related to the offer and sale by the selling shareholders of their shares of our common stock.

         Our common stock is traded on the NASDAQ National Market System under the symbol "TAGS." On December 10, 2003, the last reported sale price of the common stock on the NASDAQ National Market System was $3.90 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ABOUT THIS PROSPECTUS..........................................................3

TARRANT APPAREL GROUP..........................................................3

RISK FACTORS...................................................................4

FORWARD-LOOKING STATEMENTS....................................................10

USE OF PROCEEDS...............................................................10

DILUTION......................................................................11

DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER..............11

DESCRIPTION OF THE WARRANTS WE MAY OFFER......................................15

PLAN OF DISTRIBUTION..........................................................16

WHERE YOU CAN FIND MORE INFORMATION...........................................17

LEGAL MATTERS.................................................................18

EXPERTS.......................................................................18

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell common stock, preferred stock and warrants for equity securities from time to time in one or more offerings up to an aggregate initial public offering price of $20,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."


                              TARRANT APPAREL GROUP

         Tarrant Apparel Group is a leading provider of apparel, serving specialty retailers, mass merchandisers and department store chains and major international brands located primarily in the United States by designing, merchandising, contracting for the manufacture of, and selling primarily casual, moderately-priced apparel for women, men and children. Our major customers include specialty retailers, such as Express, a division of The Limited, as well as Lane Bryant, Lerner New York, Wet Seal, Fedrerated Department Stores, J.C. Penney, K-Mart, Kohl's, Mervyns, Sears and Wal-Mart. Our products are manufactured in a variety of woven and knit fabrications and include jeans wear, casual pants, t-shirts, shorts, blouses, shirts and other tops, dresses and jackets.

         We were incorporated in California in September 1988. Our executive offices are located at 3151 East Washington Boulevard, Los Angeles, California 90023, and our telephone number is (323) 780-8250. Information on our website, www.tags.com, does not constitute part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risks before you decide to buy our securities. The risks and uncertainties described below are the material ones facing our company. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. If this occurs, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our securities.

RISKS ASSOCIATED WITH THIS OFFERING

INSIDERS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR SHAREHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

         As of December 10, 2003, our executive officers and directors and their affiliates owned approximately 30.2% of the outstanding shares of our common stock. Gerard Guez, our Chief Executive Officer and Chairman, and Todd Kay, our President and Vice Chairman, alone own approximately 20.4% and 9.4%, respectively, of the outstanding shares of our common stock at December 10, 2003. Accordingly, our executive officers and directors have the ability to affect the outcome of, or exert considerable influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

         Our shareholders rights plan, our ability to issue additional shares of preferred stock and some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making it more difficult for third parties to acquire us by offering to purchase shares of our stock at a premium to its market price.

OUR STOCK PRICE HAS BEEN VOLATILE.

         Our common stock is quoted on the NASDAQ National Market System, and there can be substantial volatility in the market price of our common stock. The market price of our common stock has been, and is likely to continue to be, subject to significant fluctuations due to a variety of factors, including quarterly variations in operating results, operating results which vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, loss of one or more customers, additions or departures of key personnel, future sales of common stock and stock market price and volume fluctuations. In addition, general political and economic conditions such as a recession, or interest rate or currency rate fluctuations may adversely affect the market price of our common stock.

         In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of our common stock. Often, price fluctuations are unrelated to operating performance of the specific companies whose stock is affected. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. If we were subject to this type of litigation in the future, we could incur substantial costs and a diversion of our management's attention and resources, each of which could have a material adverse effect on our revenue and earnings. Any adverse determination in this type of litigation could also subject us to significant liabilities.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO YOU.

         Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Additionally, we cannot pay dividends on our common stock unless the terms of our bank credit facilities and outstanding preferred stock, if any, permit the payment of dividends on our common stock. Because we may not pay dividends, your return on this investment likely depends on your selling our stock at a profit.

RISKS RELATED TO OUR BUSINESS

WE DEPEND ON A GROUP OF KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR SALES. A SIGNIFICANT ADVERSE CHANGE IN A CUSTOMER RELATIONSHIP OR IN A CUSTOMER'S FINANCIAL POSITION COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

         Express (a division of The Limited) accounted for approximately 13.5% and 10.2% of our net sales for the first nine months of 2003 and 2002, respectively. Lane Bryant accounted for 12.2% and 20% of our net sales for the first nine months of 2003 and 2002, respectively. Lerner New York accounted for 7.2% and 10.7% of our net sales for the first nine months of 2003 and 2002, respectively. We believe that consolidation in the retail industry has centralized purchasing decisions and given customers greater leverage over suppliers like us, and we expect this trend to continue. If this consolidation continues, our net sales and results of operations may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

         While we have long-standing customer relationships, we do not have long-term contracts with any of them, including Express. Purchases generally occur on an order-by-order basis, and relationships exist as long as there is a perceived benefit to both parties. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, and economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, during recent years, various retailers, including some of our customers, have experienced significant changes and difficulties, including consolidation of ownership, increased centralization of purchasing decisions, restructurings, bankruptcies and liquidations.

         These and other financial problems of some of our retailers, as well as general weakness in the retail environment, increase the risk of extending credit to these retailers. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables, limit our ability to collect amounts related to previous purchases by that customer, or result in required prepayment of our receivables securitization arrangements, all of which could harm our business and financial condition.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD IMPAIR OUR BUSINESS.

         Since our inception, we have experienced periods of rapid growth. No assurance can be given that we will be successful in maintaining or increasing our sales in the future. Any future growth in sales will require additional working capital and may place a significant strain on our management, management information systems, inventory management, production capability, distribution facilities and receivables management. Any disruption in our order processing, sourcing or distribution systems could cause orders to be shipped late, and under industry practices, retailers generally can cancel orders or refuse to accept goods due to late shipment. Such cancellations and returns would result in a reduction in revenue, increased administrative and shipping costs and a further burden on our distribution facilities.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         We have experienced, and expect to continue to experience, substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include the timing of our introduction of new product lines, the level of consumer acceptance of each new product line, general economic and industry conditions that affect consumer spending and retailer purchasing, the availability of manufacturing capacity, the seasonality of the markets in which we participate, the timing of trade shows, the product mix of customer orders, the timing of the placement or cancellation of customer orders, the weather, transportation delays, quotas, the occurrence of charge backs in excess of reserves and the timing of expenditures in anticipation of increased sales and actions of competitors. Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

INCREASES IN THE PRICE OF RAW MATERIALS OR THEIR REDUCED AVAILABILITY COULD INCREASE OUR COST OF SALES AND DECREASE OUR PROFITABILITY.

         The principal raw material used in our apparel is cotton. The price and availability of cotton may fluctuate significantly, depending on a variety of factors, including crop yields, weather, supply conditions, government regulation, economic climate and other unpredictable factors. Any raw material price increases could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. Moreover, any decrease in the availability of cotton could impair our ability to meet our production requirements in a timely manner.

THE SUCCESS OF OUR BUSINESS DEPENDS UPON OUR ABILITY TO OFFER INNOVATIVE AND UPGRADED PRODUCTS.

         The apparel industry is characterized by constant product innovation due to changing consumer preferences, and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously develop, market and deliver innovative products at a pace and intensity competitive with other manufacturers in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Any failure on our part to regularly develop innovative products and update core products could:

         o limit our ability to differentiate, segment and price our products;

         o        adversely  affect  retail  and  consumer   acceptance  of  our
                  products; and

         o        limit sales growth.

         The increasing importance of product innovation in apparel requires us to strengthen our internal research and commercialization capabilities, to rely on successful commercial relationships with third parties such as fiber, fabric and finishing providers and to compete and negotiate effectively for new technologies and product components.

THE FINANCIAL CONDITION OF OUR CUSTOMERS COULD AFFECT OUR RESULTS OF OPERATIONS.

         Certain retailers, including some of our customers, have experienced in the past, and may experience in the future, financial difficulties, which increase the risk of extending credit to such retailers and the risk that financial failure will eliminate a customer entirely. These retailers have attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor for our existing customers. A decrease in business from or loss of a major customer could have a material adverse effect on our results of operations. There can be no assurance that our factor will approve the extension of credit to certain retail customers in the future. If a customer's credit is not approved by the factor, we could assume the collection risk on sales to the customer itself, require that the customer provide a letter of credit, or choose not to make sales to the customer.

THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

         We need talented and experienced personnel in a number of areas including our core business activities. Our success is dependent upon strengthening our management depth across our business at a rapid pace. An inability to retain and attract qualified personnel or the loss of any of our current key executives could harm our business. Our ability to attract and retain qualified employees is adversely affected by the Los Angeles location of our corporate headquarters due to the high cost of living in the Los Angeles area.

WE DEPEND ON OUR COMPUTER AND COMMUNICATIONS SYSTEMS.

         As a multi-national corporation, we rely on our computer and communication network to operate efficiently. Any interruption of this service from power loss, telecommunications failure, weather, natural disasters or any similar event could have a material adverse affect on our business and operations. Additionally, hackers and computer viruses have disrupted operations at many major companies. We may be vulnerable to similar acts of sabotage, which could have a material adverse effect on our business and operations.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         We may not be able to fund our future growth or react to competitive pressures if we lack sufficient funds. Currently, we believe we have sufficient cash on hand and cash available through our bank credit facilities, issuance of long-term debt, proceeds from loans from affiliates, and proceeds from the exercise of stock options to fund existing operations for the foreseeable future. However, in the future we may need to raise additional funds through equity or debt financings or collaborative relationships. This additional funding may not be available or, if available, it may not be available on economically reasonable terms. In addition, any additional funding may result in significant dilution to existing shareholders. If adequate funds are not available, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH IMPORTING PRODUCTS.

         Substantially all of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries in which our products are manufactured or imported may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers' failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

         Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported into the United States from a particular country. In addition, the World Trade Organization may commence a new round of trade negotiations that liberalize textile trade by further eliminating quotas or reducing tariffs. The elimination of quotas on World Trade Organization member countries by 2005 and other effects of these trade agreements could result in increased competition from developing countries, which historically have lower labor costs, including China and Taiwan, both of which recently became members of the World Trade Organization. This potential increase in competition from developing countries is one of the several reasons why we have determined to lease our manufacturing operations in Mexico.

         Our ability to import products in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

OUR DEPENDENCE ON INDEPENDENT MANUFACTURERS REDUCES OUR ABILITY TO CONTROL THE MANUFACTURING PROCESS, WHICH COULD HARM OUR SALES, REPUTATION AND OVERALL PROFITABILITY.

         We depend on independent contract manufacturers to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability. We do not have material long-term contracts with any of our independent contractors and any of these contractors may unilaterally terminate their relationship with us at any time. To the extent we are not able to secure or maintain relationships with independent contractors that are able to fulfill our requirements, our business would be harmed.

         Although we monitor the compliance of our independent contractors with applicable labor laws, we do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of the our contractors could result in our being subject to fines and our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. From time to time, we have been notified by federal, state or foreign authorities that certain of our contractors are the subject of investigations or have been found to have violated applicable labor laws. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations. In addition, certain of our customers, including The Limited, require strict compliance by their apparel manufacturers, including us, with applicable labor laws and visit our facilities often. There can be no assurance that the violation of applicable labor laws by one of our contractors will not have a material adverse effect on our relationship with our customers.

OUR BUSINESS IS SUBJECT TO RISKS OF OPERATING IN A FOREIGN COUNTRY AND TRADE RESTRICTIONS.

         Approximately 97% of our products were imported from outside the U.S. in the third quarter of 2003, and most of our fixed assets are located in Mexico. We are subject to the risks associated with doing business and owning fixed assets in foreign countries, including, but not limited to, transportation delays and interruptions, political instability, expropriation, currency fluctuations and the imposition of tariffs, import and export controls, other non-tariff barriers (including changes in the allocation of quotas) and cultural issues. Any changes in those countries' labor laws and government regulations may have a negative effect on our profitability.

WE CANNOT GUARANTEE THAT OUR FUTURE ACQUISITIONS WILL BE SUCCESSFUL.

         In the future, we may seek to continue our growth through acquisition. We compete for acquisition and expansion opportunities with companies which have significantly greater financial and management resources than us. There can be no assurance that suitable acquisition or investment opportunities will be identified, that any of these transactions can be consummated, or that, if acquired, these new businesses can be integrated successfully and profitably into our operations. These acquisitions and investments may also require a significant allocation of resources, which will reduce our ability to focus on the other portions of our business, including many of the factors listed in the prior risk factor.

RISKS ASSOCIATED WITH OUR INDUSTRY

OUR SALES ARE HEAVILY INFLUENCED BY GENERAL ECONOMIC CYCLES.

         Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition. This has been underscored by the events of September 11, 2001 and the war in the Middle East.

OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS.

         The apparel industry is highly competitive. We face a variety of competitive challenges including:

         o anticipating and quickly responding to changing consumer demands;

         o developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

         o competitively pricing our products and achieving customer perception of value; and

         o        providing strong and effective marketing support.

WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES TO SUCCEED.

         Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies retail and customer demand in a timely manner. The apparel business fluctuates according to changes in consumer preferences dictated in part by fashion and season. To the extent, we misjudge the market for our merchandise, our sales may be adversely affected. Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing staff. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

OUR BUSINESS IS SUBJECT TO SEASONAL TRENDS.

         Historically, our operating results have been subject to seasonal trends when measured on a quarterly basis. This trend is dependent on numerous factors, including the markets in which we operate, holiday seasons, consumer demand, climate, economic conditions and numerous other factors beyond our control. There can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934, both as amended. These forward-looking statements are subject to various risks and uncertainties. The forward-looking statements include, without limitation, statements regarding our future business plans and strategies and our future financial position or results of operations, as well as other statements that are not historical. You can find many of these statements by looking for words like "will", "may", "believes", "expects", "anticipates", "plans" and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause the actual results to differ materially from those expressed or implied. These include, but are not limited to, economic conditions. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

         Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

                                    DILUTION

         Our net tangible book value at September 30, 2003 was $69,750,000, or $3.72 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of outstanding shares of common stock on September 30, 2003. Assuming we issue an aggregate of $20,000,000 of common stock at an assumed public offering price of $3.90 per share (the last reported sale price of the common stock on the NASDAQ National Market on December 10, 2003), and our receipt of the estimated net proceeds from the sale of those shares (after estimated offering expenses of $38,000), our adjusted net tangible book value at September 30, 2003 would have been $89,712,000, or $3.75 per share. This represents an immediate increase in our adjusted net tangible book value of $0.03 per share to existing shareholders and an immediate dilution of $0.15 per share to new investors purchasing common stock in such offering. The following table illustrates this per share dilution:

Assumed public offering price per share (1).............                 $ 3.90
       Net tangible book value per share
       at September 30, 2003............................   $  3.72
       Increase in net tangible book value per
       share attributable to this offering..............      0.03
                                                           --------

Net tangible book value per share after this
   offering.............................................                   3.75
                                                                         -------
Dilution in net tangible book value per share
   to new investors.....................................                 $ 0.15
                                                                         =======
----------------
(1) We have assumed an offering price of $3.90 per share based on the last reported sale price of the common stock on the NASDAQ National Market on December 10, 2003. The assumed offering price of the common stock at the time any common stock is offered hereby may differ significantly from the offering price assumed for purposes of this Prospectus.

         The computations in the table above assume no exercise of any outstanding stock options and warrants after September 30, 2003. At September 30, 2003 there were options and warrants outstanding to purchase a total of 8,348,487 shares of common stock at a weighted average exercise price of $7.55 per share. If any of these options are exercised, there will be further dilution to new investors.

         If the securities offered by this prospectus are common stock, if required, a prospectus supplement may include a revised dilution table setting forth any increase in net tangible book value to existing shareholders and any dilution to new investors based on the proposed number of shares of common stock to be offered and the assumed public offering price at the time of such offering.


        DESCRIPTION OF THE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER

         The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete. For the complete terms of our common stock and preferred stock, please refer to our restated articles of incorporation, as amended, and bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, the certificate of determination which will be filed with the Securities and Exchange Commission for each series of preferred stock we may designate, if any. We also refer you to the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on May 4, 1995.

         We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

COMMON STOCK

         Under our restated articles of incorporation, as amended, we may issue up to 100 million (100,000,000) shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Tarrant board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Tarrant, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

         The transfer agent and registrar for our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, CO 80401.

PREFERRED STOCK

         Under our restated articles of incorporation we may issue up to 2 million (2,000,000) shares of preferred stock. The number of authorized shares of preferred stock includes 250,000 shares of Series B Preferred Stock issuable pursuant to the Rights Agreement, as described below under the heading " - Shareholder Rights Plan." No shares of preferred stock or options to purchase preferred stock are currently outstanding. Our board of directors has the authority, without further action by the shareholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of determination relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

         The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Tarrant without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

         Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

         o        the number of shares in the series of preferred stock;

         o the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

         o the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

         o        the voting rights of that series of preferred stock, if any;

         o        any  conversion   provisions  applicable  to  that  series  of
                  preferred stock;

         o any redemption or sinking fund provisions applicable to that series of preferred stock;

         o the liquidation preference per share of that series of preferred stock, if any; and

         o the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         We have shares of common stock and preferred stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock.

         The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

SHAREHOLDER RIGHTS PLAN

         Each outstanding share of our common stock includes, and each share of common stock offered under this prospectus and the accompanying prospectus supplement will include, one preferred stock purchase right (individually a "Right" and collectively the "Rights") as provided under the Rights Agreement, dated November 21, 2003, between us and Computershare Trust Company. Each Right entitles the holder, until the earlier of December 12, 2013 or the redemption of the Rights, to purchase one one-thousandth of a share of our Series B Preferred Stock, no par value (the "Series B Preferred Stock"), at a price (the "Purchase Price") of $25.00 per one one-thousandth of a share (as may be adjusted to reflect stock splits, stock dividends or certain other dilutive events since the issuance of the Rights). The Series B Preferred Stock is nonredeemable and will have 1,000 votes per share (subject to adjustment). We have reserved 250,000 shares of Series B Preferred Stock for issuance upon exercise of the Rights.

         The Rights will become exercisable upon the earliest to occur of (i) the tenth day after the acquisition by a person or group of affiliated or associated persons (other than certain exempt persons or permitted holders, as defined in the Rights Agreement) of beneficial ownership of 15% or more of our outstanding common stock, (ii) the tenth day after the commencement of a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of our outstanding common stock, (iii) the tenth day after the date of filing of a registration statement for any such exchange offer under the Securities Act of 1933, and (iv) the tenth day after the date on which our Board declares any person or group of affiliated or associated persons which beneficially owns 10% or more of our outstanding common stock to be an "Adverse Person" (as described in the Rights Agreement).

         Following the date the Rights become exercisable, the Rights would give holders (other than the acquiring stockholder who triggered exercise of the Rights, its affiliates and transferees) the right to purchase from us, for the Purchase Price, that number of one one-thousandth (1/1000th) of a share of Series B Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities of ours) having a market value of twice the Purchase Price of the Right. Further, in a merger, consolidation or sale or transfer of 50% or more of the consolidated assets or earning power of Tarrant, each Right will be converted into the right to purchase, for the Purchase Price, that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, which at the time of such transaction will have a market value of twice the Purchase Price of the Right. The Rights Agreement contains an exception for inadvertent acquisitions of more than 15% of our common stock, so long as the holder reduces its ownership below the 15% threshold within five business days following notice from our board of directors.

         Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-thousandth (1/1000th) of a share of Preferred Stock will be entitled to participating dividends per one one-thousandth (1/1000th) of a share equal to dividends which may from time to time be declared on a share of Common Stock. In the event of liquidation, the Preferred Stock holders will be entitled to a preferential liquidation payment. These rights are protected by customary anti-dilution provisions.

         One Right will be issued in respect of each share of our common stock issued before the earlier of December 12, 2013 or the redemption of the Rights. As of the date of this prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with shares of our common stock.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Tarrant on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time that holders of the Rights become entitled to exercise their Rights for Series B Preferred Stock (or securities of the surviving entity in a merger with the Company), since until that time the Rights may be redeemed by the Board at $0.001 per Right.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS

         Our restated articles of incorporation and bylaws could make the acquisition of Tarrant and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Tarrant to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Tarrant outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. These provisions provide for, among other things:

         o        a classified board of directors;

         o        a prohibition on shareholder action through written consents;

         o a requirement that special meetings of shareholders be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting;

         o advance notice requirements for shareholder proposals and nominations;

         o limitations on the ability of shareholders to amend, alter or repeal our articles of incorporation or our bylaws; and

         o the authority of our board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

                    DESCRIPTION OF THE WARRANTS WE MAY OFFER

         We may issue warrants, including warrants to purchase common stock, preferred stock, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and the receipient of the warrant or a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

         The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

         o        the title of the warrants;

         o        the aggregate number of the warrants;

         o        the price or prices at which the warrants will be issued;

         o the currencies in which the price or prices of the warrants may be payable;

         o the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

         o the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

         o if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

         o the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

         o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

         o the minimum or maximum amount of the warrants which may be exercised at any one time;

         o        information with respect to book-entry procedures, if any;

         o        a discussion of any federal income tax considerations; and

         o any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

         We may sell the securities:

         o        through one or more underwriters or dealers,

         o        directly to purchasers, through agents, or

         o        through a combination of any of these methods of sale.

         We may distribute the securities:

         o from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time,

         o        at market prices prevailing at the times of sale,

         o        at prices related to such prevailing market prices, or

         o        at negotiated prices.

         We will describe the method of distribution of the securities in the applicable prospectus supplement.

         Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

         We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

         In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

         The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

         Our common stock is listed on the NASDAQ National Market under the symbol "TAGS." Any shares of common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ National Market, subject to official notice of issuance. The preferred stock and any securities other than common stock that we may sell pursuant to this prospectus, and any prospectus supplement, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we may sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of our trading market for any securities that we may sell, other than our common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-26430);

         2. Our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2002, as filed on May 15, 2003 (File No. 000-26430)

         3. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 000-26430);

         4. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 000-26430);

         5. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 000-26430);

         6. Our Current Report on Form 8-K as filed on April 4, 2003 (File No. 000-26430);

         7. Our Current Report on Form 8-K as filed on May 16, 2003 (File No. 000-26430);

         8. Our Current Report on Form 8-K as filed on July 10, 2003 (File No. 000-26430);

         9. Our Current Report on Form 8-K as filed on August 18, 2003 (File No. 000-26430);

         10. Our Current Report on Form 8-K as filed on October 27, 2003 (File No. 000-26430);

         11. Our Current Report on Form 8-K as filed on November 14, 2003 (File No. 000-26430);

         12. Our Current Report on Form 8-K as filed on November 21, 2003 (File No. 000-26430);

         13. Our Current Report on Form 8-K as filed on December 10, 2003 (File No. 000-26430);

         14. The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A as filed on May 4, 1995 (File No. 000-26006), including any amendment or report filed for the purpose of updating such description; and

         15. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or calling us at Tarrant Apparel Group, 3151 East Washington Boulevard, Los Angeles, California 90023, telephone number (323) 780-8250, Attention: Patrick Chow.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.


                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Encino, California, has rendered to Tarrant Apparel Group a legal opinion as to the validity of the common stock, preferred stock and warrants for equity securities to be offered pursuant to this prospectus.


                                     EXPERTS

         The consolidated financial statements of the Tarrant Apparel Group appearing in Tarrant Apparel Group's Annual Report (Form 10-K) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              --------------------

                                   $20,000,000

                              TARRANT APPAREL GROUP

                                   PROSPECTUS

                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS

                              --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration fee - Securities and Exchange Commission ............       $ 1,618
Legal Fees and Expenses ..........................................        20,000
Accounting Fees and Expenses .....................................        15,000
Miscellaneous Expenses ...........................................         1,382
                                                                         -------
     Total .......................................................       $38,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Restated Articles of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted under California Law, as the same exists or may hereafter be amended. Section 317 of the California General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 317 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which such action or suit is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and then only to the extent that the court shall determine. California law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

         The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

Item 16. Exhibits.

EXHIBIT
 NUMBER                               DESCRIPTION
-------      -------------------------------------------------------------------

1.1          Form of Underwriting Agreement (1)

3.1          Restated Articles of Incorporation (2)

3.1.1        Certificate of Amendment of Restated Articles of Incorporation (3)

3.1.2        Certificate of Amendment of Restated Articles of Incorporation (3)

3.1.3        Certificate of Amendment of Restated Articles of Incorporation (4)

3.2          Restated Bylaws (2)

4.1          Specimen of Common Stock Certificate (5)

4.2 Certificate of Determination of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (6)

4.3 Rights Agreement, dated as of November 21, 2003, by and between the Company and Computershare Trust Company, as Rights Agent (6)

4.4 Form of Certificate of Determination of Preferences, Rights and Limitations of Preferred Stock (together with preferred stock certificate) (1)

4.5 Form of Warrant Agreement (together with warrant certificate, if any) (1)

5.1          Opinion and Consent of Stubbs Alderton & Markiles, LLP

23.1         Consent of Ernst & Young LLP

23.2         Consent of Stubbs Alderton & Markiles, LLP (7)

24.1         Power of Attorney (8)

----------
(1)  To be filed by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

(2) Filed as an exhibit to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1995.

(3) Filed as an exhibit to Quarterly Report on Form 10-Q for the period ended June 30, 2002.

(4)  Filed as an exhibit to Current Report on Form 8-K dated December 10, 2003.

(5) Filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 15, 1995.

(6)  Filed as an exhibit to Current Report on Form 8-K dated November 21, 2003.

(7)  Included in Exhibit 5.1.

(8)  Included on signature page.

Item 17. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
         10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs
         (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)      The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 11, 2003.

                              TARRANT APPAREL GROUP

                               By: /s/ Gerard Guez
                                   -------------------------
                                       Gerard Guez
                                   Chairman of the Board

                                POWER OF ATTORNEY

         The undersigned directors and officers of Tarrant Apparel Group do hereby constitute and appoint Patrick Chow and Gerard Guez, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      SIGNATURE                        TITLE                          DATE
      ---------                        -----                          ----

/s/ Gerard Guez              Chief Executive Officer and       December 11, 2003
---------------------        Chairman of the Board of
Gerard Guez                  Directors

/s/ Todd Kay                 Vice Chairman of the Board        December 11, 2003
---------------------        of Directors
Todd Kay

/s/ Patrick Chow             Chief Financial Officer,          December 11, 2003
---------------------        Treasurer and Director
Patrick Chow                 (Principal Financial and
                             Accounting Officer)

/s/ Barry Aved               President and Director            December 11, 2003
---------------------
Barry Aved

/s/ Larry Russ               Director                          December 11, 2003
---------------------
Larry Russ

/s/ Stephane Farouze         Director                          December 11, 2003
---------------------
Stephane Farouze

/s/ Mitchell Simbal          Director                          December 11, 2003
---------------------
Mitchell Simbal

/s/ Joseph Mizrachi          Director                          December 11, 2003
---------------------
Joseph Mizrachi

/s/ Milton Koffman           Director                          December 11, 2003
---------------------
Milton Koffman

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                               DESCRIPTION
-------      -------------------------------------------------------------------

1.1          Form of Underwriting Agreement (1)

3.1          Restated Articles of Incorporation (2)

3.1.1        Certificate of Amendment of Restated Articles of Incorporation (3)

3.1.2        Certificate of Amendment of Restated Articles of Incorporation (3)

3.1.3        Certificate of Amendment of Restated Articles of Incorporation (4)

3.2          Restated Bylaws (2)

4.1          Specimen of Common Stock Certificate (5)

4.2 Certificate of Determination of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (6)

4.3 Rights Agreement, dated as of November 21, 2003, by and between the Company and Computershare Trust Company, as Rights Agent (6)

4.4 Form of Certificate of Determination of Preferences, Rights and Limitations of Preferred Stock (together with preferred stock certificate) (1)

4.5 Form of Warrant Agreement (together with warrant certificate, if any) (1)

5.1          Opinion and Consent of Stubbs Alderton & Markiles, LLP

23.1         Consent of Ernst & Young LLP

23.2         Consent of Stubbs Alderton & Markiles, LLP (7)

24.1         Power of Attorney (8)

----------
(1)  To be filed by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

(2) Filed as an exhibit to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1995.

(3) Filed as an exhibit to Quarterly Report on Form 10-Q for the period ended June 30, 2002.

(4)  Filed as an exhibit to Current Report on Form 8-K dated December 10, 2003.

(5) Filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 15, 1995.

(6)  Filed as an exhibit to Current Report on Form 8-K dated November 21, 2003.

(7)  Included in Exhibit 5.1.

(8)  Included on signature page.


                                      EX-1